NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'SEC') of its intention to remove the entire class of Common Units Representing Limited Partner Interests (the 'Common Units') of Azure Midstream Partners, LP (the 'Company') from listing and registration on the Exchange at the opening of business on October 17, 2016 pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Units are no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action because the Company fell below the continued listing standard requiring a listed company to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15 million. 1. Section 802.01B of the NYSE Listed Company Manual states, in part, that the Exchange will promptly delist a security of either a domestic or non-U.S. issuer when the issuer's average global market capitalization over a consecutive 30 trading-day period falls below $15 million regardless of the original standard under which the issuer listed. 2. The Exchange, on June 3, 2016, determined that the Common Units should be suspended from trading and directed the preparation and filing with the SEC of this application for the removal of the Common Units from listing and registration on the Exchange. The Company was notified by phone on June 3, 2016 and by letter on June 6, 2016. 3. Pursuant to the above authorization, a press release was issued June 3, 2016 and an announcement was made on the 'ticker' of the Exchange at the close of the trading session announcing the suspension of trading in the Common Units. Similar information was included on the Exchange's website. 4. The Company had a right to appeal to the Committee for Review (the 'Committee') of the Board of Directors of NYSE Regulation, the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such request within the specified time period but formally withdrew such request on October 5, 2016. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.